Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated December 13, 2023, on the financial statements of Worthy Wealth, Inc. as of September 30, 2023 and for the period from July 11, 2023 (inception) to September 30, 2023 included in this Regulation A Offering Statement of Worthy Wealth, Inc., on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Margate, Florida

February 9, 2024